Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
November 2, 2012	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN REPORTS RECORD QUARTERLY ADJUSTED EBITDA

OF $401 MILLION, $0.70 ADJUSTED EPS

Third Quarter 2012 Highlights

•                  Net income attributable to Huntsman Corporation increased to $116 million compared to a loss of $34 million in the prior year period.

•                  Adjusted EBITDA improved 16% to $401 million compared to the prior year period.

•                  Adjusted diluted income per share improved 49% to $0.70 compared to the prior year period.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2012	2011

Revenues	$2,741	$2,976	$2,914	$8,568	$8,589

Net income (loss) attributable to Huntsman Corporation	$116	$(34)	$124	$403	$142
Adjusted net income(1)	$168	$114	$139	$484	$340

Diluted income (loss) per share	$0.48	$(0.14)	$0.52	$1.68	$0.59
Adjusted diluted income per share(1)	$0.70	$0.47	$0.58	$2.01	$1.40

EBITDA(1)	$341	$204	$352	$1,083	$766
Adjusted EBITDA(1)	$401	$346	$365	$1,163	$971

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported third quarter 2012 results with revenues of $2,741 million and adjusted EBITDA of $401 million.

Peter R. Huntsman, our President and CEO, commented:

“Our third quarter 2012 Adjusted EBITDA of $401 million represents a new record in quarterly earnings. Compared to the prior year and quarter, improved earnings in our polyurethanes businesses more than offset the decline in our pigments business. In addition to the increased earnings in our polyurethanes business, all of our non-pigments businesses saw an increase in earnings from the previous year.

During the quarter, we generated more than $200 million in cash from operations and prepaid $75 million of debt.  Earlier this week, we prepaid an additional $50 million of debt.

In addition to aggressive sales efforts, we continue to benefit from our ongoing restructuring and cost cutting that was started last year and will continue to deliver a better cost structure into 2013.”

Segment Analysis for 3Q12 Compared to 3Q11

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended September 30, 2012 compared to the same period in 2011 was due to higher average selling prices and improved sales mix partially offset by lower sales volumes and the strength of the U.S. dollar against major European currencies.  PO/MTBE average selling prices increased primarily due to favorable market conditions.  MDI average selling prices increased in all regions but were offset by the strength of the U.S. dollar against major European currencies.  PO/MTBE sales volumes decreased partially offset by an increase in MDI sales volumes primarily as a result of improved demand in the European and Asian regions and in certain large markets such as composite wood products and adhesives, coatings and elastomers.  The increase in adjusted EBITDA was primarily due to higher contribution margins and improved sales mix.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended September 30, 2012 compared to the same period in 2011 was due to lower average selling prices and lower sales volumes.  Average selling prices decreased primarily in response to lower raw material costs and the strength of the U.S. dollar against major international currencies.  Sales volumes decreased primarily due to a shift to tolling arrangements.  The increase in adjusted EBITDA was primarily due to higher contribution margins as raw material costs decreased.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended September 30, 2012 compared to the same period in 2011 was primarily due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased primarily in response to lower raw material costs, competitive market pressure and the strength of the U.S. dollar against major international currencies.  Sales volumes increased primarily due to stronger demand in Europe, the Americas and India while sales volumes in the Asia Pacific region decreased due to lower demand in the wind energy and electrical engineering markets.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower selling, general and administrative costs as a result of recent restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended September 30, 2012 compared to the same period in 2011 was primarily due to higher sales volumes, partially offset by lower average selling prices.  Sales volumes increased due to increased market share in key markets, notably Asia.  Average selling prices decreased primarily due to the strength of the U.S. dollar against major international currencies.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower manufacturing and selling, general and administrative costs as a result of recent restructuring efforts.

Pigments

The decrease in revenues in our Pigments division for the three months ended September 30, 2012 compared to the same period in 2011 was due to lower sales volumes.  Sales volumes decreased primarily due to lower global demand.  The increase in local currency average selling prices was offset by the strength of the U.S. dollar against major international currencies.  The decrease in adjusted EBITDA was primarily due to lower sales volumes and higher raw material costs.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and other increased by $12 million to a loss of $37 million for the three months ended September 30, 2012 compared to a loss of $49 million for the same period in 2011.  The increase in adjusted EBITDA was primarily the result of a $10 million decrease in LIFO inventory valuation expense ($2 million of income in 2012 compared to $8 million of expense in 2011).

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2012, we had $1,038 million of combined cash and unused borrowing capacity compared to $1,043 million at December 31, 2011.  For the three months ended September 30, 2012, our primary net working capital increased by $10 million and we generated $208 million in cash from operations.

During the third quarter 2012 we prepaid $75 million of our senior secured term loans.  During October, 2012 we prepaid an additional $50 million of our senior secured term loan.

Total capital expenditures for the three months ended September 30, 2012 were $85 million.  We expect to spend approximately $425 - $450 million on capital expenditures in 2012 which approximates our annual depreciation and amortization.

Income Taxes

During the three months ended September 30, 2012 we recorded income tax expense of $61 million.  Our adjusted effective income tax rate for the three months ended September 30, 2012 was approximately 31%.  We expect our long term effective income tax rate to be approximately 30 - 35%.  During the three months ended September 30, 2012, we paid $83 million in cash for income taxes.

Conference Call Information

We will hold a conference call to discuss our third quarter 2012 financial results on Friday, November 2, 2012 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4217
International participants	(617) 213 - 4869
Passcode	67952871

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P9F6FYPGT

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning November 2, 2012 and ending November 9, 2012.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	91700765

Table 1 – Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2011

Revenues	$2,741	$2,976	$8,568	$8,589
Cost of goods sold	2,204	2,486	6,954	7,138
Gross profit	537	490	1,614	1,451
Operating expenses	255	258	792	821
Restructuring, impairment and plant closing costs	47	155	52	171
Operating income	235	77	770	459
Interest expense, net	(56)	(63)	(172)	(187)
Equity in income of investment in unconsolidated affiliates	2	2	5	6
Loss on early extinguishment of debt	(1)	(2)	(2)	(5)
Other income (loss)	1	(1)	2	—
Income before income taxes	181	13	603	273
Income tax expense	(61)	(55)	(186)	(111)
Income (loss) from continuing operations	120	(42)	417	162
(Loss) income from discontinued operations, net of tax(2)	(1)	10	(7)	(5)
Extraordinary gain on the acquisition of a business, net of tax of nil	1	—	1	2
Net income (loss)	120	(32)	411	159
Net income attributable to noncontrolling interests, net of tax	(4)	(2)	(8)	(17)
Net income (loss) attributable to Huntsman Corporation	$116	$(34)	$403	$142

Adjusted EBITDA(1)	$401	$346	$1,163	$971

Adjusted net income(1)	$168	$114	$484	$340

Basic income (loss) per share	$0.49	$(0.14)	$1.70	$0.60
Diluted income (loss) per share	$0.48	$(0.14)	$1.68	$0.59
Adjusted diluted income per share(1)	$0.70	$0.47	$2.01	$1.40

Common share information:
Basic shares outstanding	237.9	237.6	237.4	238.2
Diluted shares	240.8	237.6	240.3	242.6
Diluted shares for adjusted diluted income per share	240.8	241.3	240.3	242.6

See end of press release for footnote explanations

Table 2 – Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions, unaudited	2012	2011	(Worse)	2012	2011	(Worse)

Segment Revenues:
Polyurethanes	$1,244	$1,209	3%	$3,735	$3,391	10%
Performance Products	742	846	(12)%	2,319	2,546	(9)%
Advanced Materials	328	349	(6)%	1,014	1,059	(4)%
Textile Effects	182	173	5%	562	563	—
Pigments	319	455	(30)%	1,150	1,243	(7)%
Eliminations and other	(74)	(56)	(32)%	(212)	(213)	—
Total	$2,741	$2,976	(8)%	$8,568	$8,589	—

Segment Adjusted EBITDA(1):
Polyurethanes	$239	$140	71%	$586	$397	48%
Performance Products	107	97	10%	282	314	(10)%
Advanced Materials	30	26	15%	86	96	(10)%
Textile Effects	(10)	(29)	66%	(23)	(42)	45%
Pigments	72	161	(55)%	352	363	(3)%
Corporate, LIFO and other	(37)	(49)	24%	(120)	(157)	24%
Total	$401	$346	16%	$1,163	$971	20%

See end of press release for footnote explanations

Table 3 – Factors Impacting Sales Revenues

	Three months ended
	September 30, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	5%	(5)%	4%	(1)%	3%
Performance Products	(7)%	(4)%	1%	(2)%	(12)%
Advanced Materials	(11)%	(7)%	1%	11%	(6)%
Textile Effects	(2)%	(7)%	(1)%	15%	5%
Pigments	7%	(7)%	—	(30)%	(30)%
Total Company	(1)%	(5)%	—	(2)%	(8)%

	Nine months ended
	September 30, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	4%	(3)%	2%	7%	10%
Performance Products	(5)%	(2)%	—	(2)%	(9)%
Advanced Materials	(5)%	(5)%	(2)%	8%	(4)%
Textile Effects	(1)%	(4)%	(1)%	6%	—
Pigments	22%	(6)%	—	(23)%	(7)%
Total Company	3%	(4)%	1%	—	—

(a) Excludes revenues and sales volumes primarily from tolling arrangements and the sale of by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$341	$204	$(61)	$(55)	$116	$(34)	$0.48	$(0.14)
Adjustments:
Legal settlements and related expenses	4	4	(2)	(1)	2	3	0.01	0.01
Loss on early extinguishment of debt	1	2	(1)	(1)	—	1	—	—
Loss on initial consolidation of subsidiaries	4	—	—	—	4	—	0.02	—
Restructuring, impairment, plant closing and transition costs	51	155	(11)	(3)	40	152	0.17	0.63
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(3)	(3)	5	4	0.02	0.02
Acquisition expenses	1	1	—	—	1	1	—	—
Gain on disposition of businesses/assets	—	(3)	—	—	—	(3)	—	(0.01)
(Income) loss from discontinued operations, net of tax(2)	—	(17)	N/A	N/A	1	(10)	—	(0.04)
Extraordinary gain on the acquisition of a business, net of tax	(1)	—	N/A	N/A	(1)	—	—	—
Adjusted(1)	$401	$346	$(78)	$(63)	$168	$114	$0.70	$0.47

Adjusted income tax expense					78	63
Net income attributable to noncontrolling interests, net of tax					4	2
Adjusted pre-tax income(1)					$250	$179
Adjusted effective tax rate					31%	35%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2012		2012		2012		2012

GAAP(1)	$352		$(65)		$124		$0.52
Adjustments:
Restructuring, impairment, plant closing and transition costs	9		(2)		7		0.03
Discount amortization on settlement financing associated with the terminated merger	N/A		(3)		5		0.02
Acquisition expenses	1		—		1		—
Loss from discontinued operations, net of tax(2)	3		N/A		2		0.01
Adjusted(1)	$365		$(70)		$139		$0.58
Adjusted income tax expense					70
Adjusted pre-tax income(1)					$213
Adjusted effective tax rate					33%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$1,083	$766	$(186)	$(111)	$403	$142	$1.68	$0.59
Adjustments:
Legal settlements and related expenses	5	38	(2)	(14)	3	24	0.01	0.10
Loss on early extinguishment of debt	2	5	(1)	(2)	1	3	—	0.01
Loss (gain) on initial consolidation of subsidiaries	4	(12)	—	2	4	(10)	0.02	(0.04)
Restructuring, impairment, plant closing and transition costs	64	171	(14)	(4)	50	167	0.21	0.69
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(8)	(8)	15	13	0.06	0.05
Acquisition expenses	2	5	—	(1)	2	4	0.01	0.02
Gain on disposition of businesses/assets	—	(6)	—	—	—	(6)	—	(0.02)
Loss from discontinued operations, net of tax(2)	4	6	N/A	N/A	7	5	0.03	0.02
Extraordinary gain on the acquisition of a business, net of tax	(1)	(2)	N/A	N/A	(1)	(2)	—	(0.01)
Adjusted(1)	$1,163	$971	$(211)	$(138)	$484	$340	$2.01	$1.40

Adjusted income tax expense					211	138
Net income attributable to noncontrolling interests, net of tax					8	17
Adjusted pre-tax income(1)					$703	$495
Adjusted effective tax rate					30%	28%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, unaudited	2012	2011	2012	2012	2011

Net income (loss) attributable to Huntsman Corporation	$116	$(34)	$124	$403	$142
Interest expense, net	56	63	57	172	187
Income tax expense from continuing operations	61	55	65	186	111
Income tax expense (benefit) from discontinued operations(2)	—	7	(1)	(2)	(1)
Depreciation and amortization of continuing operations	107	113	107	319	327
Depreciation and amortization of discontinued operations(2)	1	—	—	5	—
EBITDA(1)	$341	$204	$352	$1,083	$766

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2012	2012	2011
	(unaudited)	(unaudited)

Cash	$444	$461	$562
Accounts and notes receivable, net	1,626	1,677	1,529
Inventories	1,807	1,645	1,539
Other current assets	365	326	316
Property, plant and equipment, net	3,626	3,536	3,622
Other assets	1,078	1,084	1,089
Total assets	$8,946	$8,729	$8,657

Accounts payable	$1,017	$976	$862
Other current liabilities	758	729	752
Current portion of debt	130	143	212
Long-term debt	3,550	3,601	3,730
Other liabilities	1,275	1,274	1,325
Total equity	2,216	2,006	1,776
Total liabilities and equity	$8,946	$8,729	$8,657

Table 7 — Outstanding Debt

	September 30,		June 30,	December 31,
In millions	2012		2012	2011
	(unaudited)		(unaudited)

Debt:
Senior credit facilities	$1,613	(a)	$1,686	$1,696
Accounts receivable programs	237		232	237
Senior notes	490	(b)	483	472
Senior subordinated notes	892		893	976
Variable interest entities	266		271	281
Other debt	182		179	280
Total debt - excluding affiliates	3,680		3,744	3,942

Total cash	444		461	562

Net debt- excluding affiliates	$3,236		$3,283	$3,380

(a) net of $28 million unamortized discount as of September 30, 2012

(b) net of $110 million unamortized discount as of September 30, 2012

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Nine months ended
	September 30,	September 30,
In millions, unaudited	2012	2012	2011

Total cash at beginning of period	$461	$562	$973
Net cash provided by operating activities	208	556	25
Net cash used in investing activities	(114)	(299)	(200)
Net cash used in financing activities	(114)	(378)	(335)
Effect of exchange rate changes on cash	3	2	(3)
Change in restricted cash	—	1	(1)
Total cash at end of period	$444	$444	$459

Supplemental cash flow information:
Cash paid for interest	$(71)	$(177)	$(178)
Cash paid for income taxes	$(83)	$(153)	$(84)
Cash paid for capital expenditures	$(85)	$(248)	$(217)
Depreciation & amortization	$108	$324	$327

Changes in primary working capital:
Accounts and notes receivable	$81	$(102)	$(314)
Inventories	(113)	(252)	(273)
Accounts payable	22	122	81
Total use of cash	$(10)	$(232)	$(506)

Footnotes

(1)          We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  EBITDA from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); acquisition expenses; certain legal settlements and related expenses; loss on early extinguishment of debt; loss (gain) on initial consolidation of subsidiaries; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of businesses/assets.  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); discount amortization on settlement financing associated with the terminated merger; acquisition expenses; certain legal settlements and related expenses; loss on early extinguishment of debt; loss (gain) on initial consolidation of subsidiaries; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of businesses/assets.   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)          During the first quarter 2010 we closed our Australian styrenics operations, results from this business are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2011 revenues of over $11 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.